                                                                     EXHIBIT 2.3


                                PROMISSORY NOTE
                                ---------------


$ 6,000,000                                                       August 1, 1995


          FOR VALUE RECEIVED, the undersigned ("Maker") hereby promises to pay to the order of Cardkey Systems, Inc., an Oregon corporation ("Cardkey US"), or its transferee(s) (the "Payee"), c/o Arrow Lock Manufacturing Company, 103-00
                        -----
Foster Avenue, Brooklyn, New York 11236, or at such other place as the Payee may specify in writing, in lawful money of the United States of America, the principal sum of six million dollars and no cents ($6,000,000.00), subject to adjustment as provided below.

          This note is being issued in connection with that certain Purchase Agreement, dated June 20, 1995, among Amtech Corporation, a Texas corporation ("Amtech"), Payee, and Cardkey Systems, Ltd., a United Kingdom corporation, Cardkey Sicherheitssysteme GmbH, a German corporation, and Assa Abloy AB, a Swedish corporation.

          This note will be non-interest bearing; provided, that, this note will
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bear interest from and after the occurrence of an Event of Default at the rate of interest equal to the rate of interest being paid with respect to six month U.S. Treasury bills, as reported in the Wall Street Journal on the date of such
                                        -------------------
Event of Default (the "default interest rate"). The default interest rate shall be adjusted semi-annually.

          The principal of this note shall be due and payable in two installments of $3.0 million, one of which is payable on March 31, 1997, and one of which is payable on March 31, 1998; provided, that, Maker may at its option,
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in lieu and in complete satisfaction of the aforesaid 1998 payment, make a payment of $2.0 million on March 31, 1996.

          Payments under this note are secured by that certain Escrow Agreement (the "Escrow Agreement"), dated on or about the date hereof, among Maker, Shareholder, and Bank One, Texas, N.A., as escrow agent and are guaranteed by that certain Guaranty executed by Amtech ("Guarantor"), dated on or about the date hereof.

          Maker may prepay the principal of this note in whole or in part at any time and from time to time without premium or penalty.

          The Payees shall have the right without notice to Maker to declare all unpaid principal of this note due and payable in full prior to the stated maturity thereof if any one or more of the following events of default ("Events of Default") shall have occurred (a) Maker or Guarantor shall file, or there shall be filed


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Promissory Note
August 1, 1995


against Maker or Guarantor any petition for relief under any bankruptcy or other debtor relief laws, (b) either Maker or Guarantor shall admit in writing its inability to pay its debts generally as they become due, or (c) Maker shall fail to pay any unpaid principal of this note at the time payment is due as provided for herein.

          Upon the occurrence of any one or more of the Events of Default, in addition to the rights of the Payee specified in the preceding paragraph, the Payee may exercise any all legal and equitable rights and remedies afforded under applicable law (including without limitation the right to exercise its remedies under the Escrow Agreement).

          If this note shall be placed in the hands of an attorney for collection, Maker shall reimburse the Payee for all costs of collection, including court costs and reasonable attorney's fees.

          Maker and each guarantor, surety, endorser, and other party who may now or in the future be liable for payment of this note hereby waive presentment, demand for payment, protest, notice of protest and non-payment, notice of intent to accelerate payment, notice of default or nonpayment, and all other notices and demands of every character whatsoever, and agree that their liability on this note shall not be affected by, and hereby consent to, any renewal or extension in the time of payment hereof, any indulgences, or any release or change in any security for the payment of this note.

          This note shall be governed by and construed in accordance with the internal laws of the State of New York.

          IN WITNESS WHEREOF, Maker has executed this note as of the date first set forth above.



                                        VIKING ACQUISITION COMPANY
                                        (to be renamed "CARDKEY SYSTEMS, INC.")



                                        By:/s/ Ronald A.Woessner
                                           -------------------------------------
                                           Ronald A. Woessner,
                                           President


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